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                                                                    EXHIBIT 23.1


Independent Accountants' Consent


The Board of Directors and Stockholders
Summit Bank Corporation:

We consent to incorporation by reference in the registration statement (No. 33-29199) on Form S-8 of Summit Bank Corporation of our report dated January 22, 1999, relating to the consolidated balance sheets of Summit Bank Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Summit Bank Corporation.


                                       /s/ KPMG LLP
                                       ----------------------------------------


Atlanta, Georgia
March 29, 1999


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